Exhibit 10.1

AGREEMENT

This Agreement is made as of June 20, 2006, by and between Voice Diary Inc. (“VDI”), a Delaware company; Voice Diary Ltd, ("VDL") an Israeli company; and Arie Hinkis (“AH”).

Whereas VDI holds 99.8% of the share capital of VDL and VDI wants to sell its holding in VDL to AH and AH wishes to buy VDL from VDI and the parties agree that VDL will undertake to pay royalties to VDI, all according to terms and conditions set forth in this agreement,

Therefore, in consideration of the foregoing and the mutual covenants and agreements set forth herein and intending to be legally bound, the parties agree as follows:

1.	Purchase AH hereby purchases all the shares of VDL held by VDI, representing 99.8% of the share capital of VDL, for an amount of $1,000.

2.
Transfer VDI hereby transfers to VDL all its rights and obligations under the agreement signed between VDI and Yitzhak Tavori regarding certain patents for VDI's portable vital signs monitor, and all its rights and obligations under the agreement signed between VDI and Natali regarding the development of a portable cellular EKG device, and all its rights and obligation with regard to VDI's web site and any logo or commercial signs, patents or intellectual property relating to the above mentioned patents. VDL hereby accepts all the rights and obligations and all other assignments of VDI under this Agreement.

3.
Royalties. Subject to the terms and conditions of this Agreement, VDL undertakes to pay VDI royalties from the Sales of VDL’s Products, at the rate of ten percent (10%) of the Sales of VDL’s Products, until the earlier to occur of: (i) the lapse of three (3) years following the date hereof, or (ii) such time as the aggregate sum paid by VDL to VDI pursuant to the terms of this Agreement amounts to US$ 250,000.

For the purpose hereof:

The term “Product” shall mean the Voice Diary IMP and all products derived from the technology implemented in the IMP or products targeted to the market of the visually impaired or the cardiac patients. It being understood that the term “Product” shall include any updates, upgrades and/or any other improvement made to the Voice Diary IMP or any other version and future generations of the Voice Diary IMP, including cellular applications and any revenue derived from any services relating to the Voice Diary IMP, but shall not include any other product/s of VDL which does not incorporate any part of VDL’s intellectual property currently included in the Voice Diary IMP.

The term “Sales” shall mean: the income in connection with the Product, as recorded in VDL’s books.

4.
Payments. Within thirty (30) days after the end of each calendar quarter, commencing on the calendar quarter ending on September 30, 2006, VDL shall submit to VDI a statement in writing (“Royalty Statement”) containing a calculation of Sales for the preceding quarter and a calculation of royalties related thereto. Royalties shall be paid by check within seven (7) days following the date on which VDL submitted to VDI the Royalty Statement. In the event of any delay in the payment of the royalties, in accordance with the provisions of this Section 1.4, VDL shall pay interest at an annual rate equal to 5.5% from the date of the delay.

5.
Audit Rights of VDI. VDI shall have the right, at its own expense, to cause an independent certified public accountant reasonably acceptable to VDL, to inspect VDL’s records for the sole purpose of verifying any reports and payments delivered under this Agreement. Such accountant shall not disclose to VDI any information other than information relating to accuracy of reports, payments delivered under this Agreement, and what, if any, adjustments are appropriate and shall provide VDL with a copy of any report given to the auditing party. VDL shall pay any underpayment (and VDI shall pay any overpayment) within thirty (30) days after the accountant delivers the results of the audit. VDI shall bear the full cost of the audit unless the audit performed under this sub-section reveals an underpayment in excess of seven (7) percent in any semi annual period, in which case VDL shall bear the full cost of such audit and shall pay accrued interest on the additional royalties due at an annual rate equal to ten percent (10%). VDI may exercise its rights under this sub section and obtain an audit not more than twice every twelve months, during normal business hours and after reasonable prior, written notice to VDL, provided however that in any event that the audit showed underpayment of more than two percent (2%) VDI shall have the right to an unlimited audit.

6.	Representations and Warranties of VDI.

VDI hereby represents and warrants to VDL that:

6.1.
Authorization. VDI has full power and authority to enter into this Agreement. All actions on its part necessary for the authorization, execution, delivery and performance by it of this Agreement have been duly taken to authorize the execution and delivery by it, and this Agreement constitutes its valid and legally binding obligation, enforceable in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights.

6.2.
No Breach. The execution and performance of this Agreement and the consummation of the transactions contemplated hereunder will not result in a breach of, nor will they constitute a default under, any applicable law or regulation, or under any contract, agreement, commitment, indenture, mortgage, note or other instrument or obligation to which VDI is party.

6.3.
Approvals. No approval or consent of any person, authority or entity is required in connection with the execution and delivery of this Agreement or the performance of the VDI’s obligations contemplated hereby.

7.	Representations and Warranties of VDL.

VDL hereby represents and warrants to VDI that:

7.1.
Authorization. VDL has full power and authority to enter into this Agreement. All actions on its part necessary for the authorization, execution, delivery and performance by it of this Agreement have been duly taken to authorize the execution and delivery by it, and this Agreement constitutes its valid and legally binding obligation, enforceable in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights.

7.2.
No Breach. The execution and performance of this Agreement and the consummation of the transactions contemplated hereunder will not result in a breach of, nor will they constitute a default under, any applicable law or regulation, or under any contract, agreement, commitment, indenture, mortgage, note or other instrument or obligation to which VDL is party.

7.3.
Approvals. No approval or consent of any person, authority or entity is required in connection with the execution and delivery of this Agreement or the performance of the VDL’s obligations contemplated hereby.

7.4.
Operation The operation of VDL has been suspended since August 2004 and there are no immediate plans for making VDL operative again. If the operation of VDL will resume AH will notify VDI immediately. Until such notice VDL is hereby relieved of its duty to report quarterly sales to VDI. VDL's failure to immediately give notice to VDI will constitute a material breach of this agreement and any royalties owed to VDI shall become immediately payable with interest equal to ten percent (10%) per annum accruing from the date VDL's operations were resumed.

8.
Termination of mutual obligations. It is hereby agreed that VDI and VDL shall terminate any mutual obligations each of the parties may have to each other. Each party further releases the other parties, their directors, officers, employees, shareholders, attorneys, affiliates, or agents of each entity, from any and all claims, liabilities, obligations, agreements, damages, rights, demands, and losses of any nature whatsoever. This Section shall not derogate in any way VDI’s rights to receive royalties as provided in this Agreement.

9.
Limitation on Transfer. VDL shall not sell or transfer any of the intellectual property that is currently incorporated in the Voice Diary IMP or any Product (as defined above) unless the transferee of such intellectual property shall assume VDL’s respective obligations hereunder. Such a transfer however will in no way limit VDI in seeking relief or damages from VDL for any failure of the transferee to assume VDL's respective obligations hereunder.

10.	Miscellaneous.

10.1.	Governing Law. This Agreement shall be governed in all respects by the laws of the State of Delaware.

10.2.
Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

10.3.
Further Acts. The parties hereto shall perform all further acts and execute and deliver all documents that may be reasonably necessary to carry out their obligations hereunder and the purposes of this Agreement. AH will file with the corporate registrar in Israel the transfer of shares from VDI to himself.

10.4.
Changes and Termination. Except as otherwise expressly provided herein, neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, without the prior written consent of all parties hereto.

10.5.
Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and supersedes all prior or contemporaneous agreements, statements, understandings, representations or warranties whether written or oral.

10.6.
Taxes. Subject to the provisions of Section 4 above, VDI shall pay any and all taxes levied on account of the royalties that it receives under this Agreement. If laws or regulations require that taxes be withheld from any payment under this Agreement, VDL may deduct such taxes from the amount due to VDI, pay such taxes to the proper tax authority, and provide evidence of the obligation and proof of payment to VDI promptly after making such payment.

10.7.
Notices. Any notice required or permitted hereunder shall be sent to a party at its address set forth below, or to another address if the recipient has given prior written notice thereof. Any notice may be given as follows: (i) by delivery in hand, effective on receipt; (ii) by registered mail, return receipt requested, effective on the fifth business day after the date of mailing, or (iii) by recognized commercial overnight courier, effective on the second business day after such deposit for other addresses.

10.8.
Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

10.9.	Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

10.10.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together constitute one instrument.

10.11.
Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to a party to this Agreement shall impair any such right, power or remedy of such party, nor shall it be construed to be a waiver of any breach or default under this Agreement, or any acquiescence therein, or any waiver of or acquiescence in any similar breach or default thereafter occurring; nor shall any delay or omission to exercise any right, power or remedy accruing to a party to this Agreement or any waiver by such party of any single breach or default by any other party be deemed a waiver by such party of any other right, power or remedy or breach or default theretofore or thereafter occurring.

IN WITNESS THEREOF, VDI, VDL and AH have caused this Agreement to be signed and delivered, all as of the date first above written.

___________________________________  ______________________________

Voice Diary Ltd.                                                        Voice Diary Ltd.
By: Arie Hinkis & Nathan Tarter                                 By: Arie Hinkis
Address: 200 Robbins Lane, Suite A,                           Address: P.O. Box 312 Yoqneam,
Jericho NY 11753, USA                                             Israel

__________________________________
Arie Hinkis
Address: C/O Voice Diary Inc
200 Robbins Lane, Suite A,
Jericho 11753, USA

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Confiremd: Sui Ning Shi Yin Fa Bai Zhi Chan Ye You Xian Gong Si,
By: Deng, Shu Lan